PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus Dated April 25, 2007)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-142362
NEWPORT CORPORATION
$175,000,000
2.50% Convertible Subordinated Notes due 2012 and
Common Stock Issuable upon Conversion of the Notes
     This prospectus supplement supplements information contained in that certain prospectus dated April 25, 2007 of Newport Corporation (the “Company”), relating to the offer and sale from time to time of up to $175,000,000 of the Company’s 2.50% Convertible Subordinated Notes due 2012, or the notes, and 7,277,567 shares of the Company’s outstanding common stock that are issuable upon conversion of the notes, which are held by certain securityholders named in the prospectus under the section entitled “Selling Securityholders”. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
     The following table amends and supplements the information set forth in the prospectus under the caption “Selling Securityholders” with respect to the selling securityholders named below and the respective notes and shares of common stock beneficially owned by such selling securityholders that may be offered pursuant to the prospectus:

			Shares of		Shares of
	Principal		Common		Common
	Amount of		Stock	Conversion	Stock
	Notes		Beneficially	Shares of	Beneficially
	Beneficially	Percentage	Owned Prior to the	Common	Owned After
Name of	Owned and	of Notes	Offering	Stock Offered	Completion of
Selling Securityholder	Offered	Outstanding	(1)(2)	(2)	the Offering
Absolute Strategies Fund, Forum Funds Trust	$350,000	*	14,555	14,555	—
Highbridge Convertible Arbitrage Master Fund, LP	$1,480,000	*	61,547	61,547	—
Highbridge International LLC	$6,520,000	3.73%	271,141	271,141	—
Mohican VCA Master Fund, Ltd.	$2,900,000	1.66%	120,599	120,599	—
Peoples Benefit Life Insurance Company Teamsters	$2,700,000	1.54%	112,282	112,282	—
Pioneer High Yield VCT Portfolio	$500,000	*	20,793	20,793	—
Polygon Global Opportunities Master Fund	$13,000,000	7.43%	540,619	540,619	—
Redbourn Partners Ltd.	$7,000,000	4.0%	291,102	291,102	—

*	Less than 1%

(1)	Includes shares of common stock issuable upon conversion of the notes.

(2)	Assumes a conversion rate of 41.5861 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

The date of this prospectus supplement is May 18, 2007.